SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2003

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     0-19278                 13-3357370
(State or other jurisdiction  (Commission file Number)  (IRS Identification No.)
     of incorporation)

                    51 James Way, Eatontown, New Jersey     07724
               (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (732) 542-2800

________________________________________________________________________________
(Former name or former address, if changed since last report)

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Item 5. Other Events

Osteotech, Inc. announced today that second quarter 2003 revenues increased 8% to $24,792,000 as compared to second quarter 2002 revenues of $23,009,000 and increased 10% from first quarter 2003 revenues of $22,479,000. This increase results from improved revenues in our two primary segments, the Demineralized Bone Matrix Segment, or "DBM Segment", and the Base Allograft Tissue Segment, or "Base Tissue Segment." Revenues in the six months ended June 30, 2003 increased 5% to $47,271,000 as compared to revenues of $45,094,000 in the six months ended June 30, 2002. Domestic revenues were $22,492,000 and $43,183,000 in the three months and six months ended June 30, 2003, respectively, as compared to $21,836,000 and $42,723,000 in the same periods of 2002, respectively. International revenues, consisting of revenues generated from human allograft tissue and bovine tissue, increased 96% and 72% to $2,300,000 and $4,088,000 in the three months and six months ended June 30, 2003, respectively, as compared to $1,173,000 and $2,371,000 in the same periods of 2002, respectively.

Net income in the second quarter 2003 improved to $2,712,000 or $.15 diluted net income per share from $320,000 or $.02 diluted net income per share in the second quarter 2002 and was $3,881,000 or $.22 diluted net income per share in the six months ended June 30, 2003 as compared to $706,000 or $.05 diluted net income per share in the six months ended June 30, 2002. The improvements in net income in 2003 are primarily attributable to increased gross profit margins, which increased to 62% and 59% in the second quarter and six months ended June 30, 2003, respectively, from 55% and 57% in the same periods of 2002, respectively, which resulted from improvements in efficiency and greater unit production; and reductions in operating expenses to 43% and 45% of revenues in the three months and six months ended June 30, 2003, respectively, from 50% and 52% of revenues in the three months and six months ended June 30, 2002, respectively. Net income in the second quarter and six months of 2002 included an after tax charge for the settlement of a lawsuit of $1,071,000; an after tax loss on the sale of our operations in the Netherlands of $291,000; and an after tax gain from the sale of certain patents of $830,000.

In the DBM Segment, formerly the Grafton(R) Demineralized Bone Matrix (DBM) Segment, which consists primarily of Grafton(R) DBM revenues, increased approximately 7% to

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$12,263,000 in the three months ended June 30, 2003 from $11,490,000 in the three months ended June 30, 2002. Revenues in the six months ended June 30, 2003 were $23,632,000 as compared to $23,641,000 in the six months ended June 30, 2002. The improved revenues in the second quarter 2003 are attributed to a 279% increase in Grafton(R) DBM international revenues and revenue from Optium(TM) DBM processed for LifeNet and marketed by DePuy commencing in 2003, partially offset by a 10% decline in domestic Grafton(R) DBM revenues, which occurred because of continued strong competitive pressure.

The DBM Segment operating income improved to $4,356,000 and $7,621,000 in the three months and six months ended June 30, 2003, from $2,851,000 and $4,516,000 in the three months and six months ended June 30, 2002, respectively. In both periods, the Segment benefited from lower operating expenses, primarily because of a $1,068,000 and $1,902,000 reduction in legal fees in the three months and six months ended June 30, 2003, respectively, and, in the second quarter, from the growth in revenues.

Revenues in the Base Tissue Segment increased 14% and 16% to $10,959,000 and $20,912,000 in the second quarter and six months ended June 30, 2003, respectively, as compared to $9,612,000 and $18,047,000 in the same periods of 2002, respectively. The improvements in revenues are primarily attributable to a 12% and 19% increase, respectively, in revenues from processing of donor tissue for our clients, a 13% and 11% increase, respectively, in bio-implant revenues and a 95% and 114% increase, respectively, in OsteoPure(R) Allogeneic Cancellous Tissue revenues. Bio-implant revenues in the second quarter and six months ended June 30, 2002 included revenues of $381,000 and $997,000, respectively, from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003.

Base Tissue Segment operating income was $1,687,000 and $1,845,000 in the three months and six months ended June 30, 2003, respectively, as compared to operating losses of $2,790,000 and $2,713,000 in the same periods of last year, respectively. The improvement in operating income results primarily from the increase in revenues and improved gross profit margins because of higher unit volume and processing efficiencies. In addition, the second quarter and six months ended June 30, 2002 included a charge of $1,785,000 related to the settlement of a lawsuit.

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Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, were $1,570,000 and $2,727,000 in the three months and six months ended June 30, 2003, respectively, as compared to revenues of $1,907,000 and $3,406,000 in the same periods of 2002, respectively. Revenues in the second quarter and six months of 2002 included revenues of $421,000 and $729,000, respectively, from the Affirm(TM) Anterior Cervical Plate System, which we have suspended selling. In July, 2003, Alphatec Manufacturing, Inc., the manufacturer of the Affirm(TM) Anterior Cervical Plate System, initiated a lawsuit against us in the United States District Court, Southern District of California, claiming among other things, breach of contract, and seeking damages including recovery of penalty payments for failure to meet the minimum purchase requirements specified in the contract. We have previously established reserves in excess of $2.5 million, including an estimate of any penalties that may result from an estimate of the potential shortfall in minimum purchases. However, we deny all the claims of the lawsuit and intend to vigorously defend against the lawsuit.

We incurred an operating loss from other revenues, primarily from metal spinal implant systems, in the three months and six months ended June 30, 2003 of $1,437,000 and $2,510,000, respectively, as compared to operating losses of $491,000 and $1,300,000 in the same periods of 2002, respectively. The increased operating losses result from insufficient unit volume to cover overhead costs.

Certain statements made throughout this report that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the impact of programs we have instituted to counteract competitive pressures on certain products, the availability of

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sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts, which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the first quarter of 2003) filed with the Securities and Exchange Commission. All information in this report is as of July 25, 2003 and we undertake no duty to update this information.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

      The following exhibit is filed as part of this report:

      Exhibit 99.1: Press Release dated July 25, 2003.

Item 9. Regulation FD Disclosure (Information below is also being filed under Item 12).

On July 25, 2003 Osteotech, Inc., issued a press release describing its selected financial results for the quarter ended June 30, 2003. Pursuant to SEC Release No. 33-8216, the information contained in this Item 9 is to be considered furnished, not filed, under Item 12, "Results of Operations and Financial Condition". A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2003

                                              OSTEOTECH, INC.
                                        ----------------------------
                                              (Registrant)


                                        By:   /s/ MICHAEL J. JEFFRIES
                                            ------------------------------------
                                            Michael J. Jeffries
                                            Executive Vice President,
                                            Chief Financial Officer
                                            (Principal Financial Officer
                                            and Principal Accounting Officer)